Exhibit 10.2

FOURTH AMENDMENT

TO THE

A. H. BELO

SAVINGS PLAN

A. H. Belo Corporation, a Delaware corporation (the “Company”), pursuant to its authority to amend the A. H. Belo Savings Plan contained in Article 15 of the Plan, hereby adopts this Fourth Amendment to the A. H. Belo Savings Plan as amended and restated January 1, 2015 (the “Plan”) effective as provided herein.

1.    The Preamble to the Plan is hereby amended to read as follows:

A.H. Belo Corporation, a Delaware corporation (the “Company”), originally adopted the A.H. Belo Savings Plan (the “Plan”) effective as of February 5, 2008. The Plan is a profit sharing plan with a cash or deferred arrangement intended to qualify under Code section 401(a) and to meet the requirements of Code section 401(k), including, for certain plan years, the alternative methods of meeting the nondiscrimination requirements set forth in Code section 401(k)(13) and Code section 401(m)(12).

Effective as of February 5, 2008, the account balances of each Participant under the Belo Savings Plan were transferred to the Plan in anticipation of the distribution on February 8, 2008, by Belo Corp. to its shareholders of all of the issued and outstanding common stock of A. H. Belo Corporation.

The Plan has been amended on several occasions following its original effective date. The Plan is hereby amended and restated in its entirety effective January 1, 2015, primarily to incorporate all such previously adopted amendments.

Effective as of June 29, 2018, A. H. Belo was reincorporated in the State of Texas pursuant to an Agreement and Plan of Merger between A. H. Belo and A. H. Belo Texas, Inc., a wholly owned subsidiary of A. H. Belo and a Texas corporation, whereby A. H. Belo was merged with and into A. H. Belo Texas, Inc., and the name of A. H. Belo Texas, Inc. was change to A. H. Belo Corporation, a Texas corporation, (the “Effective Date”).

Words and phrases with initial capital letters used throughout the Plan are defined in Article 1.

2.    Section 1.13 of the Plan (“Company”) is hereby amended to read as follows:

1.13    Company means A. H. Belo Corporation, a Texas corporation effective as of the date A.H. Belo Corporation, a Delaware corporation, was merged into A. H. Belo Texas, Inc., a Texas corporation, and the surviving entity’s name was changed to A. H. Belo Corporation, a Texas corporation. With respect to periods prior to the Effective Date, references to the term “Company” mean A. H. Belo Corporation, a Delaware corporation.

3.    No other provision of the Plan is amended by this Fourth Amendment to the Plan.

Executed at Dallas, Texas effective June 29, 2018.

A. H. BELO CORPORATION

By:	/s/ Julie Hoagland
Name:	Julie Hoagland
Title:	Chief People Officer

2